Exhibit 99.2

CONSENT TO BEING NAMED AS A PROSPECTIVE DIRECTOR

As required by Rule 438 under the Securities Act of 1933, as amended, I hereby consent to the reference to my name as a prospective director of Gaming & Leisure Properties, Inc. (the “Registrant”) in the prospectus forming a part of a registration statement on Form S-11 to be filed by the Registrant with the U.S. Securities and Exchange Commission, and any amendments thereto.

Date: May 15, 2013

/s/ David A. Handler
David A. Handler